EXHIBIT (4.B)


TRUST COMPANY BANK

A SUNTRUST BANK                                        Susan S. Stall
                                                       Group Vice President


March 30, 1994




Dixie Yarns, Inc.
1100 Watkins Street
Chattanooga, TN  37404

Attention:  President

Ladies and Gentlemen:

Reference is hereby made to that certain Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of January 31, 1992, by and among Dixie Yarns, Inc. (the "COMPANY"), Trust Company Bank, NationsBank of North Carolina, N.A. and Chemical Bank (collectively, the "BANKS"), and Trust Company Bank as Agent for the Banks (in such capacity, the "AGENT"), (as amended, supplemented, waived or modified to the date hereof, the "CREDIT AGREEMENT"). Unless other wise defined herein, terms used in this Waiver Letter are used with the same definition as set forth in the Credit Agreement.

Pursuant to Section 5.11(a) of the Credit Agreement, the Company is required to maintain at all times a Current Ratio of not less than 2.0 to
1.0. Pursuant to the Section 5.11(b) of the Credit Agreement, the Company is required to maintain at all times a Fixed Charge Coverage Ratio of not less than 1.5 to 1.0. The Company has informed the Banks that based on the Company's anticipated results of operations for the fiscal quarter ending March 31, 1994, the Company is not expected to be in compliance with the financial covenants set forth above.

The Company has requested and the Banks have agreed to waive any Default or Event of Default under the Credit Agreement arising from the Failure of the Company to meet the financial covenants set forth in Section 5.11(a) and 5.11(b) as more fully described above for the fiscal period ending on March 31, 1994.

Except as expressly set forth herein, all terms and conditions of the Credit Agreement shall remain in full force and effect, and this Waiver Letter shall not be deemed to be a waiver of any provisions of the Credit Agreement and shall not preclude the future exercise of any right, power or privilege available to the Banks whether under the Credit Agreement or otherwise, including without limitation all rights, powers and privileges available to the Banks for a failure by the Company to comply with the above-referenced financial covenants for the fiscal period ending on June 30, 1994. Without limiting the generality of the foregoing, the parties expressly agree that the waiver provided herein shall not be effective to waive any Default or Event of Default that might indirectly arise under the Credit Agreement as a result of the Company being in default under other agreements with other parties as a result of the violations of the financial covenants described herein.
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Dixie Yarns, Inc.                   Page Two                March 30, 1994

This Waiver Letter constitutes the entire understanding of the parties with respect to the subject matter hereof and any other prior or contemporaneous agreements, whether written or oral, with respect thereto are expressly superseded hereby.

If you agree to the terms of this Waiver Letter, please evidence such agreement and consent by executing and returning at least two counterparts of the Waiver Letter to the Agent at a location set forth on the signature page of the Credit Agreement, to the attention of Ms. Susan Stall.

This Waiver Letter shall become effective as of the date first written above, when counterparts of the Waiver Letter shall have been executed by all parties hereto and delivered to the Agent.

This Waiver Letter is subject to the provisions of Section 9.12 of the Credit Agreement.

This Waiver Letter may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same Waiver Letter.

                                  Very truly yours,

                                  TRUST COMPANY BANK, individually and as
                                  Agent

                                  By: \s\Susan S. Stall
                                  Title: Group V.P.


                                  By: \s\Raymond B. King
                                  Title: A.V.P.


AGREED TO AS OF THE
DATE FIRST ABOVE WRITTEN:

DIXIE YARNS, INC.

By: \s\Gary A. Harmon
Title: Treasurer

Attest: \s\Starr T. Klein
Title: Secretary

NATIONSBANK OF NORTH CAROLINA

By: \s\Alison H. Mewborne
Title: Vice President

CHEMICAL BANK

By: \s\Suzanne Kjorlien
Title: Vice President